Exhibit 99.1

Press Release

January 31, 2018	Contact Information:

For Immediate Release	Rob McCarthy
Vice President - Investor Relations
414.223.1615

Rexnord Reports Q3 FY2018 Financial Results and Increases FY2018 Operating Outlook
Call scheduled for Thursday, February 1, 2018 at 8:00 a.m. Eastern Time

MILWAUKEE, WI (USA) - Rexnord Corporation (NYSE:RXN)

Third Quarter Highlights

•	Net sales were $492 million and up 9% year over year (+6% core sales(1), +1% acquisition, +2% foreign currency translation).

•	Net income(2) was $76 million (diluted EPS of $0.67), including a $55 million nonrecurring tax benefit from U.S. tax reform and compared with $2 million (diluted EPS of $0.02) in the year-ago quarter.

•	Adjusted EPS(1) was $0.37, compared with $0.25 in the year-ago quarter.

•	Adjusted EBITDA(1) was $95 million (19.3% of net sales), compared with $79 million (17.6% of net sales) in last year's third quarter.

•	Completed the World Dryer acquisition in our Water Management platform.

Todd A. Adams, President and Chief Executive Officer, commented, “Our third-quarter operational results were at the higher end of our expectations, as we leveraged the acceleration in sales growth with our improved cost structure to deliver 20% year-over-year Adjusted EBITDA growth. The margin and cash flow benefits from completing our Supply Chain Optimization and Footprint Rationalization (“SCOFR”) initiatives were fully reflected in the quarter, and we continue to evaluate incremental opportunities to further improve our overall cost structure, long-term profitability, and free cash flow. The roll-out of our DiRXN (pronounced “Direction") digital enterprise strategy continues to gather momentum with our OEM and end user customers, and we remain on track to meet our first-year launch objectives.”

“Our Process & Motion Control (“PMC”) platform delivered an 8% year-over-year net sales increase in our third quarter that includes 6% core growth and more fully reflects the improved OEM and end-user order environment we have experienced in recent quarters. Leveraging the Rexnord Business System (“RBS”) enables us to capture the benefits of our leaner cost structure in our margins and cash flow, while sustaining our investments in the transition to a digital enterprise and supporting our strategic growth initiatives. We are also excited to have signed an agreement to acquire Centa Power Transmission which we expect will add approximately $100 million of annual sales, extend our couplings capabilities in engine-driven applications, and create new growth opportunities for PMC.”

“Our Water Management platform benefited from good balance between our nonresidential building and water infrastructure end markets and delivered 10% growth in the quarter, with 7% core growth and ongoing margin expansion. New product introductions are continuing to gather momentum and are expected to combine with strengthening activity in institutional building categories, such as health care and education, to sustain favorable core growth in our nonresidential construction end-markets well into our fiscal 2019. We have completed the integration of World Dryer and believe it further strengthens the value proposition we can offer building owners."

(1)	Refer to "Non-GAAP Measures" for a definition of this non-GAAP metric, as well as the accompanying reconciliations to GAAP.

(2)	Net Income reflects net income attributable to Rexnord common stockholders.

Fiscal 2018 Outlook
Adams continued, “As we head into our fourth quarter, we are increasing our fiscal 2018 outlook to reflect the positive demand trends we’re experiencing across our primary end markets and the impact of recent U.S. tax law changes. We now project fiscal 2018 net income to be in a range of $155 million to $159 million, Adjusted EBITDA to be in a range of $381 million to $387 million, and our free cash flow to exceed net income.”

Third Quarter Fiscal 2018 Segment Highlights

Process & Motion Control
PMC net sales increased 8% year over year to $293 million in the third quarter of fiscal 2018 as core sales increased 6% year over year and foreign currency translation added 2%. The increase in core sales is the result of favorable demand trends across the majority of our served end markets.

PMC income from operations for the third quarter of fiscal 2018 was $49 million, or 16.6% of net sales. Income from operations as a percentage of net sales increased by 600 basis points year over year, primarily due to the core sales increase, RBS-led productivity gains and benefits from footprint repositioning actions and lower restructuring-related expenses, partially offset by higher incentive compensation accruals and incremental investments in our innovation and market expansion initiatives.

Adjusted EBITDA in the third quarter was $66 million. Adjusted EBITDA as a percentage of net sales increased by 190 basis points year over year to 22.5%.

Water Management
Water Management net sales were $200 million in the third quarter of fiscal 2018, an increase of 10% year over year. Core sales increased 7% year over year, excluding a 2% increase from the World Dryer acquisition, a 1% adverse impact associated with last year's exit of the RHF product line, and a 2% favorable impact from foreign currency translation. The year-over-year increase in core sales reflects favorable demand trends in our nonresidential construction and water and wastewater infrastructure markets.

Water Management income from operations was $26 million for the third quarter of fiscal 2018, or 12.9% of net sales. Income from operations as a percentage of net sales increased by 500 basis points year over year, as benefits from core sales volume growth, ongoing cost reduction and productivity initiatives, and lower restructuring expense more than offset incremental investments in our innovation and market expansion initiatives.

Adjusted EBITDA in the third quarter was $37 million, or 18.6% of sales. The comparable margin increased by 100 basis points year over year.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods as well as insight into the compliance with our debt covenants. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales
Core sales excludes the impact of acquisitions (such as the Cambridge and World Dryer acquisitions), divestitures (such as the RHF product line exit) and foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions and divestitures because the nature, size and number of acquisitions and divestitures can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar charges, gains or losses on divestitures, gains or losses on extinguishment of debt, the impact of acquisition-related fair value adjustments in connection with purchase accounting, amortization of intangible assets, and other non-operational, non-cash or non-recurring losses, net of their income tax impact, as well as the expected non-recurring effects of recent U.S. tax reform legislation. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. All references to Net Income and EPS within this earnings release refer to net income attributable to Rexnord common stockholders and net income per diluted share attributable to Rexnord common stockholders, respectively.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is the term we use to describe EBITDA as defined and adjusted in our credit agreement, which is net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. In view of our debt level, it is also provided to aid investors in understanding our compliance with our debt covenants. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations (as it relates to our two reportable segments, we adjust from income from operations because “non-operating” expenses such as interest and income taxes are not allocated to our segments and therefore net income is not presented at the segment level) or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.
In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.
About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 8,000 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnordcorporation.com.
Conference Call Details

Rexnord will hold a conference call on Thursday, February 1, 2018 at 8:00 a.m. Eastern Time to discuss its fiscal 2018 third quarter results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call. The conference call can be accessed via telephone as follows:

Domestic toll-free #: 888-771-4371
International toll #: 847-585-4405
Access Code: 4622 8575

A live webcast of the call will also be available on the Company's investor relations website. Please go to the website (investors.rexnord.com) at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software.
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 10:30 a.m. Eastern Time, February 1, 2018 until 11:59 p.m. Eastern Time, February 8, 2018. To access the replay, please dial 888-843-7419 (domestic) or 630-652-3042 (international). The passcode for the replay is: 4622 8575 #. The replay will also be available as a webcast on the Company’s investor relations website.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" and "Cautionary Notice Regarding Forward-Looking Statements" in the Company's Form 10-K for the fiscal year ended March 31, 2017 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
(in Millions, except share and per share amounts)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$492.3	$451.8	$1,490.8	$1,414.6
Cost of sales	309.4	298.8	943.6	922.2
Gross profit	182.9	153.0	547.2	492.4
Selling, general and administrative expenses	107.3	99.9	326.6	313.1
Restructuring and other similar charges	3.8	11.7	11.6	21.7
Amortization of intangible assets	8.6	8.6	24.8	33.7
Income from operations	63.2	32.8	184.2	123.9
Non-operating expense:
Interest expense, net	(18.7)	(22.9)	(58.9)	(69.4)
Loss on the extinguishment of debt	(11.9)	(7.8)	(11.9)	(7.8)
Other expense, net	(1.0)	(0.7)	(2.5)	(3.3)
Income before income taxes	31.6	1.4	110.9	43.4
Benefit for income taxes	(50.0)	(1.8)	(27.0)	(3.3)
Net income	81.6	3.2	137.9	46.7
Dividends on preferred stock	(5.8)	(1.5)	(17.4)	(1.5)
Net income attributable to Rexnord common stockholders	$75.8	$1.7	$120.5	$45.2

Net income per share attributable to Rexnord common stockholders:
Basic	$0.73	$0.02	$1.16	$0.44
Diluted	$0.67	$0.02	$1.13	$0.43
Weighted-average number of shares outstanding (in thousands):
Basic	103,964	103,113	103,824	102,514
Diluted	122,017	104,558	122,363	104,481

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Third quarter ended December 31, 2017 and December 31, 2016
(in Millions, except share and per share amounts) (Unaudited)

	Third Quarter Ended		Nine Months Ended
Adjusted EBITDA	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income attributable to Rexnord common stockholders	$75.8	$1.7	$120.5	$45.2
Dividends on preferred stock	5.8	1.5	17.4	1.5
Income tax benefit	(50.0)	(1.8)	(27.0)	(3.3)
Other expense, net	1.0	0.7	2.5	3.3
Loss on the extinguishment of debt	11.9	7.8	11.9	7.8
Interest expense, net	18.7	22.9	58.9	69.4
Income from operations	63.2	32.8	184.2	123.9

Adjustments
Depreciation and amortization	21.7	25.8	65.3	79.1
Restructuring and other similar charges	3.8	11.7	11.6	21.7
Acquisition-related fair value adjustment	0.9	—	0.9	4.3
Stock-based compensation expense	5.1	3.8	15.9	9.8
Impact of RHF product line exit (1)	—	4.8	—	9.5
Last-in first-out inventory adjustments	0.2	(0.1)	0.7	(0.2)
Other, net (2)	—	0.4	0.4	0.4
Subtotal of adjustments	31.7	46.4	94.8	124.6
Adjusted EBITDA	$94.9	$79.2	$279.0	$248.5

	Third Quarter Ended		Nine Months Ended
Adjusted Net Income and Earnings Per Share	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income attributable to Rexnord common stockholders	$75.8	$1.7	$120.5	$45.2
Supply chain optimization and footprint repositioning initiatives (3)	—	3.8	1.0	5.2
Impact of RHF product line exit (1)	—	4.8	—	10.0
Loss on the extinguishment of debt	11.9	7.8	11.9	7.8
Restructuring and other similar charges	3.8	11.7	11.6	21.7
Acquisition-related fair value adjustment	0.9	—	0.9	4.3
Amortization of intangible assets	8.6	8.6	24.8	33.7
Other, net (2)	1.0	1.1	2.9	3.7
Dividends on preferred stock	5.8	—	—	—
Non-recurring U.S. tax reform adjustment	(54.8)	—	(54.8)	—
Tax effect on above items	(8.1)	(13.6)	(17.5)	(30.0)
Adjusted net income	$44.9	$25.9	$101.3	$101.6

GAAP diluted net income per share attributable to Rexnord common stockholders	$0.67	$0.02	$1.13	$0.43
Adjusted earnings per share - diluted	$0.37	$0.25	$0.96	$0.97

Weighted-average number of shares outstanding (in thousands)
GAAP diluted weighted-average shares	122,017	104,558	122,363	104,481
Adjustment to exclude assumed conversion of preferred stock into common stock	—	—	(16,694)	—
Adjusted diluted weighted-average shares	122,017	104,558	105,669	104,481

(1)
During fiscal 2016, the Company announced its decision to exit the Rodney Hunt Fontaine ("RHF") flow control gate product line within its Water Management platform. The operating loss (excluding restructuring and other similar charges) is not included in Adjusted EBITDA in accordance with our credit agreement. Further, to enhance comparability between historical periods, the pre-tax loss of the RHF product line exit has also been excluded from our fiscal 2017 Adjusted earnings per share.

(2)
Other, net includes the impact of foreign currency transactions, sale of long-lived assets, and other miscellaneous expenses. See "Management Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-Q for the quarter ended December 31, 2017 for further information.

(3)	Represents accelerated depreciation and other non-cash expenses associated with our strategic supply chain optimization and footprint repositioning initiatives.

	Third Quarter Ended
	December 31, 2017			December 31, 2016
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income from operations	$48.5	$25.8	$(11.1)	$28.6	$14.4	$(10.2)
Operating margin	16.6%	12.9%		10.6%	7.9%

Depreciation and amortization	13.0	8.7	—	17.0	8.8	—
Restructuring and other similar charges	3.0	0.8	—	8.6	3.1	—
Acquisition-related fair value adjustment	—	0.9	—	—	—	—
Stock-based compensation expense	1.3	0.9	2.9	1.0	0.6	2.2
Impact of RHF product line exit (1)	—	—	—	—	4.8	—
Last-in first-out inventory adjustments	0.1	0.1	—	0.1	(0.2)	—
Other, net	—	—	—	0.4	—	—
Adjusted EBITDA	$65.9	$37.2	$(8.2)	$55.7	$31.5	$(8.0)
Adjusted EBITDA margin (2)	22.5%	18.6%		20.6%	17.6%

	Nine Months Ended
	December 31, 2017			December 31, 2016
Adjusted EBITDA by Segment	Process & Motion Control	Water Management	Corporate	Process & Motion Control	Water Management	Corporate
Income from operations	$132.9	$85.9	$(34.6)	$91.3	$63.1	$(30.5)
Operating margin	15.1%	14.1%		11.1%	10.6%

Depreciation and amortization	40.4	24.9	—	51.8	27.3	—
Restructuring and other similar charges	7.7	3.9	—	14.6	7.1	—
Acquisition-related fair value adjustment	—	0.9	—	4.3	—	—
Stock-based compensation expense	3.9	2.8	9.2	2.5	1.4	5.9
Impact of RHF product line exit (1)	—	—	—	—	9.5	—
Last-in first-out inventory adjustments	0.3	0.4	—	0.5	(0.7)	—
Other, net	0.4	—	—	0.4	—	—
Adjusted EBITDA	$185.6	$118.8	$(25.4)	$165.4	$107.7	$(24.6)
Adjusted EBITDA margin (2)	21.1%	19.5%		20.1%	18.6%

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. The operating loss (excluding restructuring and other similar charges) is not included in our fiscal 2017 Adjusted EBITDA in accordance with our credit agreement.

(2)
Calculation of Adjusted EBITDA margin for our Water Management platform excludes sales associated with the RHF product line. See reconciliation included within the supplemental data for additional details.

	Nine Months Ended
	December 31, 2017	December 31, 2016
Cash provided by operating activities	$121.9	$122.1
Expenditures for property, plant and equipment	(25.1)	(44.0)
Free cash flow	$96.8	$78.1

Fiscal 2018 Earnings Outlook Reconciliation (1)	Earnings Guidance for
the Fiscal Year Ending
March 31, 2018
Net income attributable to Rexnord common stockholders	$155 million to $159 million
Dividends on preferred stock	23
Income tax benefit	(9)
Interest expense, net	77
Loss on the extinguishment of debt	12
Depreciation and amortization	88
Acquisition-related fair value adjustment	1
Restructuring and other similar charges	14
Stock-based compensation expense	21
Adjusted EBITDA	$381 million to $387 million

(1)
Our outlook is based upon the extent of information available as of the date of this filing regarding events and conditions that will impact our future operating results for our fiscal year 2018. Our actual results may be materially impacted by events for which information is not available, such as asset impairments, purchase accounting effects related to future acquisitions, future restructuring actions, gains (losses) recognized on the disposal of tangible and intangible assets, gains (losses) on future debt extinguishment, actuarial gains (losses) on our defined benefit plans, and other gains (losses) related to events or conditions not yet known. Consequently, we have not included incremental gains or (losses) for these items in our forward-looking guidance since that information is not reasonably available.

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(in Millions)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$81.6	$3.2	$137.9	$46.7
Other comprehensive income:
Foreign currency translation adjustments	7.5	(33.5)	41.6	(33.4)
Change in unrealized losses on interest rate derivatives, net of tax	0.7	3.3	3.6	5.6
Change in pension and postretirement defined benefit plans, net of tax	(0.4)	(0.3)	(1.0)	(0.9)
Other comprehensive income (loss), net of tax	7.8	(30.5)	44.2	(28.7)
Total comprehensive income (loss)	$89.4	$(27.3)	$182.1	$18.0

Rexnord Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in Millions, except share amounts)
(Unaudited)

	December 31, 2017	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$234.8	$490.1
Receivables, net	313.1	322.9
Inventories	349.9	314.9
Other current assets	57.1	50.2
Total current assets	954.9	1,178.1
Property, plant and equipment, net	389.3	400.9
Intangible assets, net	567.9	558.6
Goodwill	1,353.8	1,318.2
Other assets	84.1	83.5
Total assets	$3,350.0	$3,539.3
Liabilities and stockholders' equity
Current liabilities:
Current maturities of debt	$0.2	$16.5
Trade payables	199.6	197.8
Compensation and benefits	52.4	54.3
Current portion of pension and postretirement benefit obligations	4.4	4.3
Other current liabilities	126.7	127.4
Total current liabilities	383.3	400.3

Long-term debt	1,322.9	1,606.2
Pension and postretirement benefit obligations	170.9	174.4
Deferred income taxes	146.2	208.8
Other liabilities	72.6	79.0
Total liabilities	2,095.9	2,468.7

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; shares of 5.75% Series A Mandatory Convertible Preferred Stock issued and outstanding: 402,500 at December 31, 2017 and March 31, 2017	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued and outstanding: 103,934,204 at December 31, 2017 and 103,600,540 at March 31, 2017	1.0	1.0
Additional paid-in capital	1,270.1	1,262.1
Retained earnings (deficit)	75.8	(55.5)
Accumulated other comprehensive loss	(92.8)	(137.0)
Total stockholders' equity	1,254.1	1,070.6
Total liabilities and stockholders' equity	$3,350.0	$3,539.3

Rexnord Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in Millions)
(Unaudited)

	Nine Months Ended
	December 31, 2017	December 31, 2016
Operating activities
Net income	$137.9	$46.7
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	40.5	45.4
Amortization of intangible assets	24.8	33.7
Amortization of deferred financing costs	1.4	1.9
Loss on the extinguishment of debt	11.9	7.8
Non-cash asset impairment	—	1.6
Loss on dispositions of long-lived assets	0.4	0.2
Deferred income taxes	(76.2)	(15.9)
Other non-cash charges	3.0	(3.3)
Stock-based compensation expense	15.9	9.8
Changes in operating assets and liabilities:
Receivables	11.3	33.1
Inventories	(26.0)	(5.1)
Other assets	(6.3)	(7.2)
Accounts payable	(5.8)	(21.4)
Accruals and other	(10.9)	(5.2)
Cash provided by operating activities	121.9	122.1

Investing activities
Expenditures for property, plant and equipment	(25.1)	(44.0)
Acquisitions, net of cash acquired	(50.0)	(213.7)
Proceeds from dispositions of long-lived assets	5.5	1.9
Cash used for investing activities	(69.6)	(255.8)

Financing activities
Proceeds from borrowings of long-term debt	1,325.0	1,590.3
Repayments of long-term debt	(1,603.2)	(1,881.8)
Proceeds from borrowings of short-term debt	—	16.1
Repayments of short-term debt	(24.3)	(19.5)
Payment of debt issuance costs	(9.0)	(10.6)
Proceeds from exercise of stock options	2.9	9.6
Proceeds from financing lease obligations	5.8	—
Deferred acquisition payment	—	(5.7)
Proceeds from issuance of preferred stock, net of direct offering costs	—	390.2
Payments of dividend on preferred stock	(17.4)	—
Cash (used for) provided by financing activities	(320.2)	88.6
Effect of exchange rate changes on cash and cash equivalents	12.6	(10.2)
Decrease in cash and cash equivalents	(255.3)	(55.3)
Cash and cash equivalents at beginning of period	490.1	484.6
Cash and cash equivalents at end of period	$234.8	$429.3

Rexnord Corporation and Subsidiaries
Supplemental Data
(in Millions)
(Unaudited)

	Fiscal 2018
	Q1	Q2	Q3	Q4	Fiscal Year-to-Date Total
Net sales
Process & Motion Control	$287.7	$300.4	$292.5		$880.6
Water Management	200.0	210.4	199.8		610.2
Total	$487.7	$510.8	$492.3		$1,490.8

Sales growth
Core growth	3%	4%	6%		4%
Currency translation	(1)%	1%	2%		1%
Acquisition/divestiture	1%	(1)%	1%		—%
Reported growth	3%	4%	9%		5%

Adjusted EBITDA
Process & Motion Control	$57.5	$62.2	$65.9		$185.6
Water Management	37.2	44.4	37.2		118.8
Corporate	(8.7)	(8.5)	(8.2)		(25.4)
Total	$86.0	$98.1	$94.9		$279.0

Adjusted EBITDA %
Process & Motion Control	20.0%	20.7%	22.5%		21.1%
Water Management	18.6%	21.1%	18.6%		19.5%
Total (including Corporate)	17.6%	19.2%	19.3%		18.7%

	Fiscal 2017
	Q1	Q2	Q3	Q4	Fiscal Year Total
Net sales
Process & Motion Control	$263.7	$286.9	$270.3	$313.8	$1,134.7
Water Management, as adjusted (1)	201.6	198.6	179.1	189.5	768.8
Total, as adjusted (1)	$465.3	$485.5	$449.4	$503.3	$1,903.5

Sales growth
Core growth	(1)%	(2)%	(5)%	—%	(2)%
Currency translation	(1)%	—%	(1)%	—%	(1)%
Acquisition/divestiture	(1)%	3%	4%	2%	3%
Reported growth	(3)%	1%	(2)%	2%	—%

Adjusted EBITDA
Process & Motion Control	$49.0	$60.7	$55.7	$70.0	$235.4
Water Management	38.3	37.9	31.5	34.1	141.8
Corporate	(8.3)	(8.3)	(8.0)	(6.1)	(30.7)
Total	$79.0	$90.3	$79.2	$98.0	$346.5

Adjusted EBITDA %
Process & Motion Control	18.6%	21.2%	20.6%	22.3%	20.7%
Water Management	19.0%	19.1%	17.6%	18.0%	18.4%
Total (including Corporate)	17.0%	18.6%	17.6%	19.5%	18.2%

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management and consolidated financial information that has been adjusted to exclude the RHF product line from our fiscal 2017 results. Refer to the "Reconciliation of GAAP to Non-GAAP Financial Measures" schedules below.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal 2017 Quarterly Results
(in Millions) (Unaudited)

Reconciliation of Water Management Net Sales to Water Management Net Sales Excluding RHF:

	Fiscal 2017
	Q1	Q2	Q3	Q4	Fiscal Year Total
Water Management net sales, as reported	$208.1	$204.1	$181.5	$189.8	$783.5
Less RHF net sales (1)	(6.5)	(5.5)	(2.4)	(0.3)	(14.7)
Water Management net sales, as adjusted (1)	$201.6	$198.6	$179.1	$189.5	$768.8

(1)
During fiscal 2016, the Company announced its decision to exit the RHF flow control gate product line within its Water Management platform and its intention to exclude related RHF results from its forward-looking guidance. To improve the comparability of historical and prospective financial information, this supplementary schedule presents pro forma Water Management net sales that has been adjusted to exclude the RHF product line from our fiscal 2017 results.